UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 7, 2017

Commission File Number:  000-22920

Numerex Corp
(Exact name of registrant as specified in its charter.)

Pennsylvania
(State or other jurisdiction of incorporation or organization)
11-2948749
(IRS Employer Identification No.)

400 Interstate North Parkway SE, Suite 1350, Atlanta, Georgia 30339
(Address of principal executive offices)

770-693-5950
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2017 (the "Closing Date"), Numerex Corp. (the "Company") entered into a Note Purchase Agreement by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the purchasers from time to time party thereto, and HCP-FVF, LLC, an affiliate of Hale Capital Partners LP, as collateral agent and as purchaser ("Hale Capital"). Pursuant to the Note Purchase Agreement, Company issued and sold to Hale Capital senior secured promissory notes in an aggregate original principal amount of $13,500,000 (the "Notes").

The Notes are secured by a first priority security interest in substantially all assets of the Company and its subsidiaries. The Notes bear interest at a rate equal to the prime rate plus 700 (currently 11% per year), payable monthly in arrears. From June 7, 2017 until June 29, 2018, the monthly interest payment will be in the form of additional Notes. Thereafter, the interest will be payable monthly in cash in arrears. Interest on the Notes will be computed on the basis of a 360-day year comprising twelve 30-day months. The Notes will bear interest at a rate five percent (5%) above the otherwise applicable interest rate during the continuance of a default or event of default.

The maturity date of the Notes is March 31, 2021. Beginning June 30, 2018, the Company is required to prepay the Notes in principal installments of $250,000 per month. In addition, the Company will be required to redeem all of the Notes upon a change of control and will be required to make mandatory prepayments on the Notes with the net proceeds of (i) any voluntary or involuntary sale or disposition of assets (including casualty losses and condemnation awards, subject to certain exceptions) and (ii) the issuance or sale of any equity, except for a portion of which may be used to pay down the Company's existing subordinated note. The Company may also prepay to Notes in whole or in part at any time.

All prepayments of the Notes (whether mandatory, optional or as result of the acceleration of the Notes) are subject to a prepayment penalty as follows: (A) if prepayment is on or before the second anniversary of the Closing Date, 5% of the principal prepaid; (B) if prepayment is after the second anniversary but on or before the third anniversary of the Closing Date, 3% of the principal prepaid; and (C) if prepayment is after the third year anniversary but before the maturity date, 1% of the principal prepaid.

Pursuant to the terms of the Notes, the Company is required to meet certain financial and other restrictive covenants customary with this type of facility, including maintaining a minimum EBITDA, Minimum Total Liquidity, Minimum Liquidity and minimum Monthly Recurring Revenue, as defined in the Note Purchase Agreement. Additionally, the Company is also prohibited from taking certain actions during the term of the Notes without consent of the purchasers, including, without limitation, incurring additional indebtedness, entering into certain mergers or other business combination transactions, disposing of or permitting liens or other encumbrances on the Company's assets and making restricted payments, including cash dividends on shares of the Company's common stock, except as expressly permitted under the Note Purchase Agreement.

The Note Purchase Agreement contains customary events of default. If a default occurs and is not cured within the applicable cure period or is not waived, any outstanding obligations under the Note Purchase Agreement may be accelerated. The Note Purchase Agreement and related Note documents also contain additional representations and warranties, covenants, indemnities and conditions, in each case customary for transactions of this type.

Until the Notes are repaid in full, the purchasers will have the right to appoint Martin Hale (or another Hale Capital representative acceptable to the purchasers) as an observer to the Board of Directors of the Company.

The foregoing description of the Note Purchase Agreement and the Notes does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which will be included as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2017.

Item 1.02 Termination of a Material Definitive Agreement.

Concurrently with the Closing, the Company used $12,367,323.33 of the proceeds of the Notes to repay the outstanding principal under the Term Loan Agreement, dated as of March 9, 2016, by and among the Company, certain of its subsidiaries, the term lenders party thereto and Crystal Financial LLC, as Term Agent, plus accrued interest and related prepayment penalties and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the transaction described in Item 1.01 above, the Company issued to Hale Capital detachable warrants to purchase up to 895,944 shares of common stock (subject to adjustment as provided therein) at an exercise price equal to $4.14 per share. The exercise price of the warrants is subject to adjustment upon certain events. The term of the warrants is ten years from the Closing Date.

The Company has agreed to register the shares underlying the warrant for resale under the Securities Act of 1933, as amended (the "Securities Act").

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act in connection with the issuance of the warrants.

The foregoing description of the warrants does not purport to be a complete description and is qualified in its entirety by reference to the warrant, a copy of which will be included as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2017.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Numerex Corp

Date:   June 12, 2017
By:	/s/ Kenneth L. Gayron

Name: Kenneth L. Gayron
Title: Interim Chief Executive Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated June 8, 2017